SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                FORM 8-K/A

                             CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) June 16, 2003


                      BrandAid Marketing Corporation
            (Exact name of Registrant as specified in charter)


Delaware                        0-28772                     35-1990559
(State or other jurisdiction  (Commission                (I.R.S. Employer
of incorporation)             File Number)              Identification No.)


1715 Stickney Point Rd, Suite A-12
Sarasota, Florida                                               34231
(Address of principal executive offices)                     (Zip Code)


(941) 925-8312
(Registrant's telephone number,
including area code)


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ITEM 5.            OTHER EVENTS

On July 9, 2003 BrandAid commenced a legal action against Steven Biss and Cyberian Enterprises, Ltd. for breach of contract and intentional torts inflicted on BrandAid. The action was commenced in the District Court for the Southern District of New York, bearing Index Number 03 Civ. 5088. Details of the background of the case are found in the Quarterly Report on Form 10-Q for the period ended June 30, 2003 and the Current Report on Form 8-K, filed with the Securities and Exchange Commission on the 15th day of August, 2003 and June 17, 2003, respectively.

On September 14, 2003 BrandAid deposed Mr. Steven S. Biss Esq. with respect to the above mentioned action. Based on Mr. Biss's testimony in this deposition, BrandAid is now consulting with counsel on amending the action to include the Directors of Standard Financial Group Inc. (Mr. Laurence
Artz, Mr. William Needham and Mr. Steven Hill), as well as Mr. Steven Massey of Cyberian Enterprises Ltd., and Mr. Mel Stewart and Mr. Francis Weber, both of whom are employed as stockbrokers. It was Mr. Biss's assertion that Mr. Stewart and Mr. Weber initiated and executed the attempted takeover of BrandAid Marketing Corporation, including the solicitations of shareholder proxies. Counsel has informed management that the obtaining of proxies and attempted takeover were done in a manner that violated United States Securities law, State of Delaware Corporation law and the By-laws of BrandAid Marketing Corporation.

Mr. Biss also disclosed that Mr. Stewart and Mr. Weber were the clients of his that were to be the beneficiaries of a sum in excess of $2,000,000 when the BrandAid/Cyberian deal closed. Mr. Biss was unaware of any other brokers that were his clients and participated in the proxy, takeover attempt, or were to be recipients of the aforementioned commissions.

BrandAid, in the above stated action, seeks in excess of $30 million in damages.


SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    September 16, 2003

BrandAid Marketing Corporation

By:/s/Paul Sloan/s/
_____________________________
Paul Sloan, Chairman
of the Board of Directors
and Secretary


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